Exhibit 3.2

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF DESIGNATIONS OF
VOTING CONVERTIBLE PREFERRED STOCK OF
VENUS CONCEPT INC.

Venus Concept Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

FIRST: The Corporation’s Certificate of Designations of Voting Convertible Preferred Stock (the “Certificate of Designations”) was filed with the Secretary of State of the State of Delaware on November 17, 2022.

SECOND: 1,835,000 of the authorized shares of Voting Convertible Preferred Stock are outstanding as of the date hereof.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141(f) of the DGCL and the Corporation’s bylaws, as currently in effect, adopted resolutions to amend the Certificate of Designations to reduce the number of authorized shares of Voting Convertible Preferred Stock from 4,100,000 to 2,100,000 as follows (collectively, the “Amendment”):

Article II, Section 1 of the Certificate of Designations is amended and restated in its entirety as follows:

Designation and Number of Shares. There shall be a series of preferred stock designated “Voting Convertible Preferred Stock.” The number of authorized shares of Voting Convertible Preferred Stock shall be 2,100,000. The Voting Convertible Preferred Stock will initially be issued in book entry form.

FOURTH: The Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

FIFTH: This Certificate of Amendment shall become effective immediately upon filing.

SIXTH: Except as amended pursuant to this Certificate of Amendment, the Certificate of Designations shall remain in full force and effect.

[no further text on this page]

Exhibit 3.2
IN WITNESS WHEREOF, Venus Concept Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer on and as of this 31st day of March, 2025.

VENUS CONCEPT INC.

By:	/s/ Rajiv De Silva
Name: Rajiv De Silva
Title: CEO

[Certificate of Amendment to Certificate of Designations]